UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Portola Pharmaceuticals, Inc.

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PORTOLA PHARMACEUTICALS, INC.

270 E. Grand Avenue

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 16, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Portola Pharmaceuticals, Inc., a Delaware corporation. The meeting will be held on Tuesday, June 16, 2015 at 10:00 a.m. local time at Portola’s Headquarters at 270 E. Grand Avenue, South San Francisco, CA 94080 for the following purposes:

1.	To elect the Board of Directors’ nominees, Charles J. Homcy, M.D. and Dennis Fenton, Ph.D., to hold office until the 2018 Annual Meeting of Stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement.

The record date for the Annual Meeting is April 20, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on

Tuesday, June 16, 2015 at 10:00 a.m. local time at Portola’s Headquarters at

270 E. Grand Avenue, South San Francisco, CA 94080.

The proxy statement and annual report to stockholders

are available at www.astproxyportal.com/ast/18320

By Order of the Board of Directors

Mardi C. Dier

Executive Vice President and Chief Financial Officer

South San Francisco, California

April 30, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PORTOLA PHARMACEUTICALS, INC.

270 E. Grand Avenue

South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

June 16, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Portola Pharmaceuticals, Inc. (also referred to as “we,” “us,” “Portola,” and the “Company”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, including any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 7, 2015 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Tuesday, June 16, 2015 at 10:00 a.m. local time at our Headquarters at 270 E. Grand Avenue, South San Francisco, CA 94080. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 20, 2015 will be entitled to vote at the Annual Meeting. On this record date, there were 52,049,045 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 20, 2015 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If on April 20, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

Proposal 1: Election of two Board nominees to serve as Class II directors for a three-year term;

Proposal 2: Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules;

Proposal 3: Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and

Proposal 4: Ratification of the selection by the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For the proposal to elect nominees to the Board, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

• In Person: To vote in person, come to the Annual Meeting. Ballots will be available.

•     By Mail: To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•     By Telephone: To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from foreign countries, using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 15, 2015 to be counted.

•     Via the Internet: To vote through the internet, go to www.voteproxy.com and follow the on-screen instructions or scan this QR code with your smartphone. Your internet vote must be received by 11:59 p.m., Eastern Time on June 15, 2015 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 20, 2015.

What happens if I do not vote?

If you are a stockholder of record (your shares are registered in your name) and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the two nominees for director, “For” the advisory approval of executive compensation and for “One Year” as the preferred frequency of advisory votes to approve executive compensation and “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2015, to our Secretary at Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so no earlier than the close of business on February 17, 2016, and no later than the close of business on March 18, 2016.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as an “Against” vote. For Proposal 3, abstentions will be counted towards the vote total, and will have the same effect as votes against each of the proposed voting frequencies. For Proposal 4, an abstention will have the same effect as an “Against” vote. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of NASDAQ, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

•	Proposal No. 1. For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	Proposal No. 2. Advisory approval of the compensation of the Company’s named executive officers will be considered to be approved if it receives “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	Proposal No. 3. For the advisory vote on the frequency of stockholder advisory votes on executive compensation, the frequency receiving the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting will be considered the frequency preferred by the stockholders. If you “Abstain” from voting, it will have the same effect as an “Against” vote with respect to each of the proposed voting frequencies. Broker non-votes will have no effect.

•	Proposal No. 4. To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 52,049,045 shares outstanding and entitled to vote. Thus, the holders of 26,024,523 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes: Class I, Class II and Class III, with each class serving a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has nine members. There are three directors in the class whose term of office expires in 2015. Dr. Galakatos has informed the Board that he does not wish to stand for reelection, and the Board expects to approve a reduction in the number of authorized directors to eight, effective on the date of the Annual Meeting. Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2018 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our directors are expected to attend our Annual Meeting, either in person or telephonically.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

CLASS II NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

Dennis Fenton, Ph.D., age 63, has served as a member of our Board since February 2015. From 1982 to 2008, Dr. Fenton held numerous positions at Amgen, Inc., a biotechnology company. From 2000 until 2008, Dr. Fenton was Executive Vice President responsible for worldwide operations, manufacturing, process development and quality. From 1995 until 2000, Dr. Fenton was Senior Vice President of Operations, and from 1992 until 1995, he was Senior Vice President of Sales, Marketing and Process Development. Prior to his time at Amgen, Inc., Dr. Fenton served as Senior Research Scientist at Pfizer, Inc., and previously was a research associate and graduate student at Rutgers University. Dr. Fenton currently serves as a member of the Board of Directors of Dendreon Corporation, a biopharmaceutical company, Hospira Inc., a biopharmaceutical company, XenoPort, Inc., a biopharmaceutical company, and Kythera Biopharmaceuticals, Inc., a biopharmaceutical company. During the past five years, Dr. Fenton also served on the Board of Directors of Genzyme Corporation. Dr. Fenton holds a B.S. in Biology from Manhattan College and a Ph.D. in Microbiology from Rutgers University. Because of Dr. Fenton’s extensive experience in development, operations and sales and marketing, we believe he is able to make valuable contributions to our Board.

Charles J. Homcy, M.D., age 66, has served as a member of our Board since September 2003, as co-chairman of our Board from March 2010 to May 2013 and as chairman of our Board from September 2003 to March 2010. Since May 2010, Dr. Homcy has served as a Venture Partner of Third Rock Ventures, a venture capital firm. Since 1997, Dr. Homcy has served as Clinical Professor of Medicine, University of California at San Francisco Medical School and as an attending physician at the San Francisco Veteran’s Administration Hospital. Dr. Homcy is a co-founder of Portola and served as President and Chief Executive Officer of Portola from September 2003 to April 2010 and was employed as an adviser to Portola from May 2010 to February 2012. He served as President, Research and Development at Millennium Pharmaceuticals, Inc., a biopharmaceutical company, from February 2002 to January 2003 and senior adviser of Research and Development at Millennium from January 2003 to November 2003. From May 1995 to March 2002, he served as Executive Vice President of

Research and Development of COR Therapeutics, a biopharmaceutical company. Dr. Homcy holds an A.B. in Biology and an M.D. from Johns Hopkins University. Dr. Homcy is also a member of the Board of Trustees of John Hopkins University. Because of Dr. Homcy’s executive experience in the life sciences industry, we believe he is able to make valuable contributions to our Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

Laura Brege, age 57, has served as a member of our Board since January 2015. Ms. Brege has served as Chief Executive Officer and President of Nodality, Inc., a company focused on innovative personalized medicine, since September 2012. From June 2006 to December 2011, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, including Executive Vice President and Chief Operating Officer. From 1999 to 2006, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm. Prior to Red Rock, she was the Senior Vice President and Chief Financial Officer at COR Therapeutics. Ms. Brege currently serves as a member of the Board of Directors of Acadia Pharmaceuticals, Inc., Aratana Therapeutics, Inc., Dynavax Technologies, Inc., and Pacira Pharmaceuticals, Inc. Ms. Brege also serves on the Board of Directors of The Ohio University Foundation. During the past five years, Ms. Brege also served on the Board of Directors of Angiotech Pharmaceuticals, Inc., and Delcath Systems, Inc. Ms. Brege holds a B.A. from Ohio University and an M.B.A. from the University of Chicago. We believe that Ms. Brege’s industry background, including her extensive experience as an officer of public biotechnology companies and her past financial experience and current knowledge of financing trends, position her to make an effective contribution to the Board and the Audit Committee.

Hollings C. Renton, age 68, has served as a member and the Chairman of our Board since March 2010. Mr. Renton retired as Chairman of the Board of Directors at Onyx Pharmaceuticals, Inc., in March 2008, where he also served as the President and Chief Executive Officer from 1993 and as a director from 1992. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991, as Chief Operating Officer from 1987 to 1990, and as Chief Financial Officer from 1983 to 1987. Mr. Renton currently serves as a member of the Board of Directors of Cepheid Inc. and Kythera Biopharmaceuticals. He previously served as a director of Rigel Pharmaceuticals, Inc., Affymax Inc., Special Olympics Northern California and the Biotechnology Industry Organization. Mr. Renton holds an M.B.A. from the University of Michigan and a B.S. in Mathematics from Colorado State University. Because of Mr. Renton’s extensive experience building successful biotechnology companies and commercializing drug products, we believe he is able to bring valuable insights to our Board.

William Lis, age 51, has served as our Chief Executive Officer and a member of our Board since April 2010. Mr. Lis served as our Chief Operating Officer from November 2009 to April 2010, as our Vice President of Business and Commercial Operations from May 2008 to October 2009 and as our Senior Director of Business Development from May 2005 to August 2005. Prior to Portola, Mr. Lis held various management positions at Scios Inc., a biotechnology company and a subsidiary of Johnson & Johnson, including as Vice President Business and Commercial Operations from November 2007 to April 2008, as Vice President of Business and New Product Development from August 2005 to November 2007 and as Director of Cardiovascular Marketing and New Products from January 2004 to May 2005. From November 2003 to December 2003, Mr. Lis served as a consultant to Biosite Incorporated, a medical diagnostics company, and to Millennium. Following the acquisition of COR by Millennium in 2002, he held various positions, including Director, Marketing and New Product Development from February 2002 to November 2003. From October 1999 to February 2002, Mr. Lis held various positions, including Product Director, at COR Therapeutics. Mr. Lis holds a B.S. in Business Management and Finance from the University of Maryland, College Park. Because of Mr. Lis’ extensive knowledge of our company, the pharmaceutical industry and our competitors, we believe he is able to make valuable contributions to our Board.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Jeffrey W. Bird, M.D., Ph.D., age 54, has served as a member of our Board since November 2003. Since July 2003, Dr. Bird has been a managing director of Sutter Hill Ventures, a venture capital firm. Dr. Bird currently serves as a member of the Board of Directors of Threshold Pharmaceuticals, Inc. During the last five years, Dr. Bird also served on the Board of Directors of Horizon Pharma, Inc. Dr. Bird holds a B.S. in Biological Sciences from Stanford University and a Ph.D. in Cancer Biology and an M.D. from Stanford Medical School. Because of Dr. Bird’s experience investing in life science companies and serving as an executive at biopharmaceutical companies, we believe he is able to bring important insights to our Board.

John H. Johnson, age 57, has served as a member of our Board since March 2014. From January 2012 until August 2014, Mr. Johnson served as the President and Chief Executive Officer of Dendreon Corporation and their Chairman from January 2012 and June 2014. From January 2011 until January 2012, he served as the Chief Executive Officer and a member of the board of Savient Pharmaceuticals, Inc., a pharmaceutical company. From November 2008 until January 2011, Mr. Johnson served as Senior Vice President and President of Eli Lilly and Company’s Oncology unit. He was also Chief Executive Officer of ImClone Systems Incorporated, which develops targeted biologic cancer treatments, from August 2007 until November 2008, and served on ImClone’s Board of Directors until it was acquired by Eli Lilly in November 2008. From 2005 to August 2007, Mr. Johnson served as Company Group Chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit President of its Ortho Biotech Products LP and Ortho Biotech Canada unit from 2003 to 2005, and Worldwide Vice President of its CNS, Pharmaceuticals Group Strategic unit from 2001 to 2003. Prior to joining Johnson & Johnson, he also held several executive positions at Parkstone Medical Information Systems, Inc., Ortho-McNeil Pharmaceutical Corporation and Pfizer, Inc. Mr. Johnson is the former chairman of Tranzyme Pharma, Inc. Mr. Johnson currently serves as a member of the Board of Directors of Cempra Pharmaceuticals, Inc., Histogenics Corporation, Sucampo Pharmaceuticals, Inc., and is chairman of Cortendo AB. Mr. Johnson holds a bachelor’s degree from the East Stroudsburg University of Pennsylvania. Because of Mr. Johnson’s history of management and board experience in several public companies, we believe he is able to bring financial expertise to our Board.

H. Ward Wolff, age 66, has served as a member of our Board since November 2007. Since December 2007, Mr. Wolff has served as Executive Vice President and Chief Financial Officer of Sangamo BioSciences, Inc., a biopharmaceutical company. From July 2006 until its restructuring in August 2007, Mr. Wolff served as the Senior Vice President, Finance and Chief Financial Officer of Nuvelo, Inc., a biopharmaceutical company. From September 2004 until it merged with Amgen Inc. in April 2006, Mr. Wolff was Senior Vice President, Finance and Chief Financial Officer of Abgenix, Inc., a biopharmaceutical company. Prior to joining Abgenix, Inc., Mr. Wolff held financial management positions in both public and private emerging growth companies, including serving as Senior Vice President and Chief Financial Officer of DoubleTwist, Inc., a life sciences company. Mr. Wolff currently serves as a member of the Board of Directors of Calithera Biosciences, Inc. During the past five years, Mr. Wolff served on the Board of Directors of MAP Pharmaceuticals, Inc. Mr. Wolff holds a B.A. in Economics from the University of California at Berkeley and an M.B.A. from Harvard Business School. Because of Mr. Wolff’s management experience in several public companies, we believe he is able to bring financial expertise to our Board.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Portola, our senior management and our independent auditors, the Board has affirmatively determined that the following eight current directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Renton, Dr. Bird, Ms. Brege, Dr. Fenton, Dr. Galakatos, Dr. Homcy, Mr. Johnson and Mr. Wolff. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Portola.

Mr. Lis, our Chief Executive Officer, is not an independent director by virtue of his employment with us.

Board Leadership Structure

The Board has appointed Mr. Renton Chairman of the Board. The Chairman has the authority, among other things, to preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Lead Independent Director

If the Chairman of the Board is an independent director, the Board may designate the Chairman as the Lead Independent Director. If the Chairman is not independent, the Board will designate one of the independent directors as the Lead Independent Director. The Lead Independent Director will serve until replaced by the Board. The Lead Independent Director establishes the agenda for meetings of the independent directors, presides over meetings of the independent directors, presides over any portions of meetings of the Board evaluating the performance of the Board, coordinates the activities of the other independent directors and performs such other duties the Board may establish or delegate. To date, we have not designated a Lead Independent Director of our Board.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and Ernst & Young LLP, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Meetings of the Board of Directors

The Board met 11 times during the last fiscal year. All directors except Dr. Galakatos attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2014 for each of these Board committees. From time to time, our Board and committees also take action by written consent without a meeting.

Name	Audit	Compensation	Nominating and Corporate Governance
William Lis
Hollings C. Renton		X	X*
Laura Brege(1)	X
Dennis Fenton, Ph.D.(2)		X
Charles J. Homcy, M.D.(3)			X
Jean-Jacques Bienaimé(4)		X*
Jeffrey W. Bird, M.D., Ph.D.	X
Robert M. Califf, M.D.(5)			X
Nicholas G. Galakatos, Ph.D.(6)	X	X
John H. Johnson(7)		X*	X
H. Ward Wolff	X*
Total meetings in fiscal 2014	8	5	2

*	Committee Chairperson
(1)	Upon her appointment to the Board effective January 27, 2015, Ms. Brege was appointed as a member of the Audit Committee.
(2)	Upon his appointment to the Board effective February 5, 2015, Dr. Fenton was appointed as a member of the Compensation Committee.
(3)	Dr. Homcy resigned from the Nominating and Corporate Governance Committee in February 2014.
(4)	Mr. Bienaimé resigned from the Board on June 30, 2014.
(5)	Dr. Califf resigned from the Board on January 26, 2015.
(6)	On April 9, 2015, Dr. Galakatos informed the Company that he does not intend to stand for reelection at the Company’s 2015 annual meeting of stockholders.
(7)	Upon his appointment to the Board effective March 26, 2014, Mr. Johnson was appointed as a member of the Compensation Committee.

Each of our Board committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our Audit Committee currently consists of Dr. Bird, Ms. Brege, Dr. Galakatos and Mr. Wolff, and following the annual meeting will consist of Dr. Bird, Ms. Brege and Mr. Wolff, each of whom satisfies the independence requirements under The NASDAQ Global Select Market listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The chairperson of our Audit Committee is Mr. Wolff, whom our Board has determined to be an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with Audit Committee requirements. In arriving at this determination, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The Audit Committee meets with our independent registered public accounting firm at least quarterly to review the financial results of the fiscal quarters and the annual audit and discuss the financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the scope, adequacy and effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s quarterly reports on Form 10-Q and Annual Report on Form 10-K; evaluates the independent registered public accounting firm’s performance; and reviews the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules related to accounting, financial reporting and auditing, and the Company’s code of conduct, including reviewing and approving related-party transactions.

The Audit Committee also has other responsibilities set forth in the written Audit Committee charter adopted by the Board, which is available on the Company’s website at www.portola.com.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2014 with management of the Company. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed with the Audit Committee by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received from the Auditors written disclosures regarding the Auditors independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the Auditors, the Auditors independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The foregoing report has been furnished by the Audit Committee.

Mr. H. Ward Wolff

Dr. Jeffrey W. Bird, M.D., Ph.D.

Ms. Laura Brege

Dr. Nicholas G. Galakatos, Ph.D.

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Portola under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee currently consists of Dr. Fenton, Dr. Galakatos, Mr. Johnson and Mr. Renton, and following the annual meeting will consist of Dr. Fenton, Mr. Johnson and Mr. Renton, each of whom our Board has determined to be independent under The NASDAQ listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The chairperson of our Compensation Committee is John Johnson.

The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other senior management, including executive officers; and administers the Company’s stock option plans. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. The Chief Executive Officer does not provide evaluations or recommendations with respect to his own performance or compensation. The Compensation Committee also reviews and recommends to the Board the type and amount of compensation to be paid to non-employee directors.

The Compensation Committee also has other responsibilities set forth in the written Compensation Committee charter adopted by the Board, which is available on the Company’s website at www.portola.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets every quarter and with greater frequency if necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisers and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, the Compensation Committee retained Radford as an independent compensation consultant. The Compensation Committee requested that Radford:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

In addition, as part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Although our Board and Compensation Committee consider the advice and recommendations of these independent compensation consultants as to our executive compensation program, the Board and Compensation Committee ultimately make their own decisions about these matters.

Compensation Committee Interlocks and Insider Participation

As noted above, our Company’s Compensation Committee currently consists of Dr. Fenton, Messrs. Johnson and Renton and Dr. Galakatos. None of the members of our Compensation Committee has at any time during the past three years been one of our officers or employees. None of our executive officers currently serves or in the prior three years has served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Johnson and Mr. Renton, each of whom our Board has determined to be independent under The NASDAQ listing standards. The chairperson of our Nominating and Corporate Governance Committee is Mr. Renton.

Our Nominating and Corporate Governance Committee makes recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. The Nominating and Corporate Governance Committee has the following responsibilities, among other things, as set forth in the Nominating and Corporate Governance Committee’s charter:

•	reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board;

•	overseeing and reviewing our processes and procedures to provide information to our Board and its committees;

•	reviewing and recommending to our Board any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee also has other responsibilities set forth in the written Nominating and Corporate Governance Committee charter adopted by the Board, which is available on the Company’s website at www.portola.com.

The Nominating and Corporate Governance Committee believes that candidates for director should generally have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 270 E. Grand Avenue, South San Francisco, CA 94080 no earlier than the close of business on February 17, 2016, and no later than the close of business on March 18, 2016. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article III of our Amended and Restated Bylaws for a description of the formal process to recommend director candidates to the Nominating and Corporate Governance Committee.

Stockholder Communications with the Board of Directors

We do not have a formal process related to stockholder communications with the Board. However, we strive to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent. If you wish to send a communication to the Board, its Chair or the Chair of any committee, please send your communication to our Secretary at Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080, who will forward all appropriate communications as requested.

Code of Ethics

We have adopted the Portola Code of Business Conduct that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.portola.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

On January 30, 2013, the Board documented the governance practices followed by the Company by adopting the Portola Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect the NASDAQ listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines may be viewed on our website at www.portola.com.

Director Compensation

The following table shows for the fiscal year ended December 31, 2014 certain information with respect to the compensation of all non-employee directors:

DIRECTOR COMPENSATION FOR FISCAL 2014

Name	Fees Earned or Paid in Cash($)	Option Awards($)(1)		Total($)
Jean-Jacques Bienaimé(2)	33,111			33,111
Jeffrey W. Bird, M.D., Ph.D.	56,500	199,623	(3)	256,123
Robert M. Califf, M.D(4)	60,000	199,623	(3)	259,623
Nicholas G. Galakatos, Ph.D.(5).	63,000	199,623	(3)	262,623
Charles J. Homcy, M.D.	73,028	199,623	(3)	272,651
John H. Johnson	52,900	341,578	(6)	394,478
Hollings C. Renton	111,708	199,623	(3)	311,331
H. Ward Wolff	70,000	199,623	(3)	269,623

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Mr. Bienaimé resigned from the Board on June 30, 2014.
(3)	Represents an option to purchase 10,000 shares of our common stock that was granted to such director on June 27, 2014 under our 2013 Equity Incentive Plan. The grant date fair value of such option award is $199,623, as computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(4)	Dr. Califf resigned from the Board on January 26, 2015.
(5)	On April 9, 2015, Dr. Galakatos informed the Company that he does not intend to stand for reelection at the Company’s 2015 annual meeting of stockholders.
(6)	Represents an option to purchase 20,000 shares of our common stock that was granted to such director on March 26, 2014 under our 2013 Equity Incentive Plan. The grant date fair value of such option award is $341,578, as computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

In April 2013, our Board adopted a non-employee director compensation policy, which became effective for all of our non-employee directors upon the closing of our IPO, pursuant to which we compensate our non-employee directors with a combination of cash and equity. Each such director who is not affiliated with one of our principal stockholders will receive an annual base cash retainer of $50,000 for such service, to be paid quarterly. Each chairperson, vice-chairperson and lead independent director of our Board will receive an additional annual base cash retainer of $25,000 for such service, to be paid quarterly.

The policy also provides that we compensate the members of our Board for service on our committees as follows:

•	The chairperson of our Audit Committee will receive an annual cash retainer of $20,000 for such service, paid quarterly, and each of the other members of the Audit Committee will receive an annual cash retainer of $6,500, paid quarterly.

•	The chairperson of our Compensation Committee will receive an annual cash retainer of $20,000 for such service, paid quarterly, and each of the other members of the Compensation Committee will receive an annual cash retainer of $6,500, paid quarterly.

•	The chairperson of our Nominating and Corporate Governance Committee will receive an annual cash retainer of $15,000 for such service, paid quarterly, and each of the other members of the Nominating and Corporate Governance Committee will receive an annual cash retainer of $5,000, paid quarterly.

•	The chairperson of our research and development subcommittee will receive an annual cash retainer of $15,000 for such service, paid quarterly, and each of the other members of the research and development subcommittee will receive an annual cash retainer of $5,000, paid quarterly.

Prior to 2014, the policy also provided for initial and annual equity grants of 0.08% and 0.04% of our then-outstanding shares of common stock, respectively. However, in the first quarter of 2014, the Board retained Radford to conduct a review of this portion of the policy in light of our substantial increase in market capitalization following our IPO. After a review of peer company practices and the recommendation of Radford, the Board approved revised equity compensation for the Company’s independent directors, consisting of an initial grant of an option to purchase 20,000 shares of our common stock, with a subsequent annual grant of an option to purchase 10,000 shares of our common stock. Initial grants vest, subject to continuous service, on a monthly basis for the 36-month period following the grant. Annual grants vest on the earlier of the one-year anniversary of the grant or the next annual meeting following the grant.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests; consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Highlights of our executive compensation program include:

•	A mixture of salary and incentive compensation that provides for a portion of executive compensation to be “at-risk” and dependent on our performance as a company; and

•	Checks and balances within our compensation packages to balance focus on both short and long-term goals, encouraging executives to focus on the health of the Company both during the immediate year and for the future.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting say-on-pay votes the next scheduled say-on-pay vote will be at the 2016 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF

ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a say-on-pay vote. Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.

After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of the Company’s named executive officers be submitted to the stockholders every year.

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal. The alternative among one year, two years or three years that receives the highest number of votes from the holders of shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be deemed to be the frequency preferred by the stockholders and will be the alternative selected in the following resolution to be submitted to the stockholders for a vote at the annual meeting:

“RESOLVED, that the frequency of every [one year][two years][three years] is hereby APPROVED as the frequency preferred by stockholders for the solicitation of advisory stockholder approval of the compensation paid to the Company’s named executive officers.”

The Board and the Compensation Committee value the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2013 and December 31, 2014, by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Fiscal Year ended
	2014	2013
	(in thousands)
Audit Fees	$987	$1,881
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$987	$1,881

Audit fees: Consists of fees associated with the annual audit of our financial statements, the reviews of our interim condensed consolidated financial statements and the issuance of consent and comfort letters in connection with registration statement filings with the SEC, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

We did not incur any other fees in 2014 and 2013. All fees described above were pre-approved by the Audit Committee.

Pre-approval Policies and Procedures.

The Audit Committee pre-approves audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

If Ernst & Young LLP renders services other than audit services to the Company, the Audit Committee will determine whether the rendering of these services is compatible with maintaining the Ernst & Young LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information regarding our executive officers as of April 30, 2015. Biographical information for our Chief Executive Officer and Director Mr. Lis is included above with the Director biographies under the caption “Directors continuing in office until the 2016 Annual Meeting – Class III.”

Name	Age	Position
William Lis	51	Chief Executive Officer and Director
John T. Curnutte, M.D., Ph.D.	63	Executive Vice President, Research and Development
Mardi C. Dier	51	Executive Vice President and Chief Financial Officer

John T. Curnutte, M.D., Ph.D. has served as our Executive Vice President of Research and Development since February 2011. From April 2010 to January 2011, Dr. Curnutte served as an independent consultant. From May 2008 to March 2010, Dr. Curnutte served as the Chief Executive Officer of 3-V Biosciences, Inc., a biotechnology company. From September 2000 to May 2008, he served as President of Schering-Plough Biopharma, a biopharmaceutical subsidiary of Schering-Plough Corporation, and Senior Vice President of Discovery Research at Schering Plough Research Institute, a pharmaceutical and healthcare company. From August 1993 to September 2000, Dr. Curnutte held various senior management positions at Genentech, Inc., a biotechnology company. Dr. Curnutte is currently an adjunct clinical professor of pediatrics at the Stanford University School of Medicine and a member of the medical staff. Dr. Curnutte holds an A.B. in Biochemistry and Molecular Biology from Harvard University and an M.D. and a Ph.D. in Biological Chemistry from Harvard Medical School.

Mardi C. Dier has served as our Executive Vice President and Chief Financial Officer since August 2006. From June 2003 to July 2006, Ms. Dier served as Vice President of Investor Relations at Chiron Corporation, a biopharmaceutical company. From 1994 to 2001, Ms. Dier served as a Director, Investment Banking at Prudential Securities, Inc., a securities firm. Ms. Dier previously was a supervising senior accountant at the audit department of KPMG LLP, an accounting firm, from 1986 to 1990. Ms. Dier holds a B.S. in Biology from Stanford University and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We became a public company in May of 2013, and we filed our 2014 proxy under the scaled reporting rules applicable to emerging growth companies. As of 2015, we are no longer an emerging growth company and this year’s Proxy Statement includes additional detail regarding executive compensation which was not included last year, including:

•	This Compensation Discussion and Analysis (“CD&A”);

•	An additional year of reporting history in our Summary Compensation Table;

•	Additional compensation disclosure tables for “Grants of Plan-Based Awards,” “Option Exercises and Stock Vested,” and “Potential Payments upon Termination or Change in Control” which are included in this section;

•	An advisory vote on executive compensation which is included as Proposal 3 in this Proxy Statement; and

•	An advisory vote on the frequency on which we will hold our “say on pay” vote, which is included as Proposal 4 in this Proxy Statement.

This CD&A explains our compensation philosophy, policies and practices for our executive officers, who are referred to in this CD&A and in the following tables as our “named executive officers.” Our named executive officers for 2014 are:

•	William Lis, our President and Chief Executive Officer;

•	Mardi C. Dier, our Executive Vice President and Chief Financial Officer, and

•	John T. Curnutte, M.D., Ph.D., our Executive Vice President, Research and Development.

As of the end of 2014, we had fewer than 100 full-time employees, and the three individuals listed above constitute all of our “executive officers.” As a result, this CD&A and the accompanying tables provide information regarding three executive officers rather than five, because these three constitute all of our executive officers for 2014.

This CD&A should be read in conjunction with the compensation tables below, which provide a detailed view of compensation paid to our named executive officers in 2014.

Executive Summary

2014 Business Highlights. During 2014, we achieved several important milestones in our business and financial plans, including the following:

•	On June 11, 2014, we announced that our Phase 2 proof-of-concept study in healthy volunteers demonstrated that Andexanet alfa immediately reversed the anticoagulation activity of enoxaparin.

•	On October 1, 2014, we announced that our first Phase 3 study of Andexanet alfa met its primary and secondary endpoints with high statistical significance.

•	On October 8, 2014, we closed an underwritten public offering of 7,130,000 shares of our common stock, at a public offering price of $26.00 per share, with net proceeds to us of approximately $175.2 million.

•	On November 10, 2014, we announced the advancement of Cerdulatinib to the next stage of clinical development consisting of clinical expansion cohorts that will include patients who have failed current therapies or have relapsed due to mutations.

•	During 2014, we increased enrollment in our APEX Phase 3 clinical trial of Betrixaban from approximately 25% to 65%.

2014 Executive Compensation Highlights. During 2014, we continued the executive compensation policies and practices that we had put in place in connection with becoming a public company, including the following:

•	Emphasis on Pay for Performance. Our Compensation Committee is focused on ensuring that a significant portion of the total compensation awarded to our named executive officers is performance-based, and for 2014, the percentage of variable compensation awarded to these executives ranged from approximately 80% to 85% of total compensation.

•	No Guaranteed Compensation. Although we have signed employment agreements with each of our named executive officers, all of these agreements provide for “at will” employment, and none of these agreements provides any guarantees relating to salary increases or the amounts of any annual incentive awards or long-term equity awards.

•	No Stock-Option Repricing. Our equity incentive plan does not permit us to grant stock options with an exercise price below fair market value, or to re-price stock options other than in connection with the assumption or substitution of awards pursuant to a corporate transaction.

•	Double-Trigger Change of Control Benefits. We have entered into Change in Control Severance Benefits Agreements with our named executive officers that require that the executive incur a termination of employment in order to be eligible to receive severance benefits in connection with a change in control (commonly referred to as double-trigger change in control benefits).

•	No Tax Gross-Ups. We do not provide tax gross-ups to any of our named executive officers.

•	Perquisites. We do not provide any special perquisites to our named executive officers.

•	Policy Against Speculative Trading. Our insider trading policy prohibits our executives from engaging in “hedging” or “pledging” transactions with respect to our common stock.

•	Independent Compensation Consultant. Our Compensation Committee engages its own compensation consultant, which the Committee has determined to be independent of management.

•	Risk Analysis. We believe the structure of our executive compensation program minimizes the risk of inappropriate risk-taking by our executives.

Philosophy and Objectives of Our Executive Compensation Program

Our goal is to build an enduring biopharmaceutical company that significantly advances the fields of thrombosis (blood clots) and other hematologic diseases. This mission drives our compensation philosophy, and achieving this mission requires that we attract and retain a highly talented team of executives.

The goals of our executive compensation program are to align our executive officers’ compensation with our business objectives, and to incentivize our executive officers to achieve these results. Our Compensation Committee believes that it is critical that our executive management team work together to achieve these goals, and as a result, our compensation philosophy also seeks to provide internal equity and promote cooperation among executives and across the company. In addition, because our headquarters is located in the San Francisco Bay area, our executive compensation program must also be highly competitive not only with our pharmaceutical and biotechnology peers, but also with other sectors, especially technology, with which we compete for executive talent.

To achieve these objectives, our Compensation Committee has designed our executive compensation program to contain short- and long-term components, cash and equity, and fixed and contingent payments, in proportions that it believes are the most appropriate to incentivize and reward our executive officers for achieving our business objectives. By providing competitive compensation packages that will attract and retain talented executive officers, as well as highly-skilled employees at other levels, we believe that stockholder value will be enhanced over the long term.

Roles and Responsibilities in the Decision-making Process

Role of the Compensation Committee. Our Compensation Committee operates pursuant to a charter, available on our website, which outlines its specific authority and responsibilities. The Compensation Committee oversees the compensation policies, plans and programs for all of our employees generally, but only reviews and individually approves the compensation for our officers, including our executive officers. With respect to the compensation of our Chief Executive Officer, final compensation decisions are made by the independent members of our Board, upon recommendations made by the Compensation Committee.

In making its executive compensation determinations, the Compensation Committee receives input from its independent compensation consultant, as well as recommendations from management, although no member of management is present or participates in decisions regarding his or her own compensation.

As described below, for purposes of setting 2014 base salaries and bonus opportunities, our Compensation Committee received input, including competitive compensation data, from Radford (an Aon-Hewitt Company), a compensation consulting firm engaged by the Compensation Committee.

Role of the Compensation Committee’s Independent Consultant. In late 2013, our Compensation Committee selected Radford as its compensation consultant, based on Radford’s status as the leading provider of compensation intelligence and consulting services to companies in the life sciences and technology sectors.

For 2014, Radford reviewed and advised on all principal aspects of our executive compensation program, including:

•	updating the list of peer companies we use to assess executive compensation,

•	assessing the competitiveness of our executive compensation program against our peer companies as to salary, incentives, and equity, and

•	advising the Compensation Committee with respect to terms and conditions for the special performance-based awards granted to our named executive officers in early 2015.

Radford provides certain other services directly to the Company, including valuation services and survey information, but the revenue generated by these services represents less than one percent of Radford’s total revenue. Based on the totality of the circumstances, including the level of fees received by Radford for its work for the company, the Compensation Committee considers Radford to be independent of management for purposes of the advice it receives.

Role of Management. Members of our management, including our Chief Executive Officer, Chief Financial Officer and our human resources professionals, assist the Compensation Committee by providing market data, information on corporate and individual performance, as well as management’s recommendations on financial metrics and targets to be used under our incentive compensation programs. In addition, our Chief Executive Officer generally makes recommendations to the Committee regarding the compensation of the other executive officers. While our Compensation Committee solicits the recommendations of our Chief Executive Officer, the Committee uses these recommendations as one factor in making compensation decisions, together with the market data and analyses provided by Radford on the determinations to be made. No named executive officer participates in portions of any meetings during which decisions are made regarding his or her own compensation.

Peer Companies and Use of Market Data. We compare our executive officer compensation programs to those of a group of peer companies. In early 2014, based on recommendations from Radford, the Committee selected a group of companies to use for comparison purposes with respect to our executive compensation programs. These companies were selected from among publicly-traded pharmaceutical companies in hub biotechnology markets, with fewer than 200 employees, in Phase 2 or Phase 3 in product development, and with market capitalizations between $300 million and $3 billion. The table below lists the companies that the Compensation Committee selected to be our peer group companies for 2014. Our 2014 peer group is largely consistent with our 2013 peer group, which was developed by the Committee’s previous consultant, although three companies were deleted for 2014, at the recommendation of Radford, due to changes at those companies which caused them to fall outside the parameters of our peer group criteria:

Acceleron Pharma	KYTHERA Biopharmaceuticals
Aegerion Pharmaceuticals	Ligand Pharmaceuticals
Alnylam Pharmaceuticals	Neurocrine Biosciences
bluebird bio	Onconova Therapeutics
Celldex Therapeutics	Ophthotech
ChemoCentryx	Orexigen Therapeutics
Chimerix	PTC Therapeutics
Curis	Sangamo BioSciences
DepoMed	Synta Pharmaceuticals
Enanta Pharmaceuticals	TESARO
Geron	VIVUS
Intercept Pharmaceuticals	XenoPort
Ironwood Pharmaceuticals

Our Compensation Committee finds comparative data from our peer group to be useful in setting and adjusting executive compensation, but it does not target our programs or any particular element of compensation to be at or within a particular percentile or range compared to our peers. Rather, our Compensation Committee uses the peer group data primarily to ensure that our executive compensation program and its constituent elements are and remain competitive in relation to our peers.

Elements and Analysis of Named Executive Officer Compensation

The compensation program for our named executive officers consists of:

•	base salary;

•	annual cash incentive compensation;

•	long-term equity incentive awards; and

•	severance and change in control-related benefits.

Our named executive officers are also eligible to participate in the employee benefit programs that we make available to our other salaried employees, including medical and dental coverage, life and disability insurance, flexible spending accounts and a 401(k) plan. Participation for our named executive officers in these plans is on the same terms and conditions as they are made available to our other salaried employees.

Base Salary. We provide base salaries to our named executive officers to compensate them for services rendered on a day-to-day basis. Base salaries are typically set based on level and responsibilities, as well as experience, skill and competitive market conditions. Historically, we have not applied specific formulas to determine changes in base salary. Rather, the base salaries of our named executive officers (other than our Chief Executive Officer) have been reviewed on an annual basis by our Chief Executive Officer and our Compensation Committee based on their experience with respect to setting salary levels, supplemented by market data and assessments of the performance of the named executive officers, as well as in light of available budgets. The base salary of our Chief Executive Officer is reviewed by our Compensation Committee annually, with ultimate approval of any adjustments made by the independent members of our Board.

In setting our named executive officer base salaries for 2014, our Compensation Committee reviewed the peer group data provided by Radford. After consultation with our Chief Executive Officer, our Compensation Committee approved merit increases resulting in a base salary increase for Ms. Dier of $12,600 from $360,000 to $372,600 effective January 1, 2014 and for Dr. Curnutte of $13,590 from $388,290 to $401,880 effective January 1, 2014. With respect to our Chief Executive Officer, the Compensation Committee recommended to the independent members of the Board that he receive a base salary increase of $25,000 annually, because his base salary for 2013 was very low relative to our peer companies. The independent members of the Board agreed with this recommendation, and Mr. Lis’s base salary was increased from $425,000 to $450,000, effective January 1, 2014.

Annual Cash Incentive Compensation. Our named executive officers are eligible to receive annual cash incentive awards, with the target bonus opportunity determined as a percentage of their base salary. We established this program in order to incentivize our executives to achieve short-term financial and business objectives, and because it is a standard element of compensation paid by our peer companies. In addition, it provides a significant element of variable compensation, which reflects our “pay for performance” culture. 2014 Annual Cash Incentives were paid in 2015 based on 2014 performance.

For 2014, the Compensation Committee set the target bonus opportunity for our Chief Executive Officer at 70% of his base salary, and at 45% of base salary for our other named executive officers. The target bonus opportunity for our Chief Executive Officer was set higher than market median to take into account his low base salary relative to those of our peer company chief executive officers. These target bonus percentages for our other named executive officers were set at or near the median of our peer group.

At the beginning of 2014, our Board approved our 2014 operating plan, which included corporate goals and objectives that our Compensation Committee then used to design our annual incentive compensation program for 2014. Under this program, the Compensation Committee established goals for our named executive officers related to achievement of certain milestones in product development and manufacturing, including initiation and expansion of certain patient studies, as well as certain financial and business development goals. The Compensation Committee then set targets to be achieved for each of these goals. Targets were primarily set at levels intended to be challenging but attainable, although in some cases the targets were set at “stretch” levels, with the probability of achievement expected to be low.

Following the close of 2014, the Compensation Committee reviewed the performance of the named executive officers against the operational and financial goals set at the beginning of the year, and determined that the named executive officers had each achieved 85% of the established goals. While the Company met its development goals for most of its programs, certain of its goals related to patent enrollment, drug manufacturing and business development, were not achieved in full. The Compensation Committee then recommended to the independent members of our Board that bonuses for 2014 performance be paid to our named executive officers based on these results. The independent members of our Board approved the bonuses as recommended by the Compensation Committee, with an additional $25,000 awarded to Ms. Dier on a discretionary basis for the successful completion of corporate financing activities in 2014.

The chart below summarizes the total amount of incentive compensation awarded to our named executive officers for 2014 performance, relative to the target award opportunity established for each executive at the beginning of the year; for our chief financial officer, the total includes the additional $25,000 awarded for successful financing activities.

Name	Target 2014 Annual Incentive Compensation ($)	Percentage of Achievement on 2014 Goals	Annual Incentive Compensation Paid for 2014 Performance ($)
William Lis	315,000	85%	267,750
Mardi C. Dier	167,670	85%	167,520
John T. Curnutte, M.D., Ph.D.	180,845	85%	153,719

Long-Term Equity Incentive Compensation. We have established a long-term equity incentive program to incentivize our executives to achieve long-term corporate objectives, which include increasing stockholder value. In addition, our Compensation Committee believes we must offer such a program in order to be and remain competitive, because this is the type of program offered by all of our peer companies. Granting stock-based awards to our executives also promotes direct alignment of their interests with those of our stockholders, while at the same time allowing them to participate in the long-term appreciation of our stock. Our Compensation Committee also considers the vesting conditions on these awards to serve an important retention function for our named executive officers. Equity grants for 2014 were made by the Board to our named executive officers in early 2014.

Historically, we have only granted stock options, and all equity awards in 2014 consisted of stock options, with an exercise price set as fair market value on the date of grant, and four-year vesting. The value of the stock option awarded to each named executive officer is determined based on the Compensation Committee’s assessment of a number of factors, including the role and responsibility of the named executive officer, external market data, and the expected contribution of the executive to future results. The Compensation Committee also takes into account the value of the named executive officer’s equity holdings and previously-granted equity awards in determining these awards, but does not directly increase or decrease future awards based on these other holdings.

After its analysis and review of these factors, our Compensation Committee (and the independent members of the Board, in the case of the Chief Executive Officer) approved grants of stock options to our named executive officers in the following amounts for 2014:

Name	Number of Shares Subject to Stock Option Awarded for 2014
William Lis	130,000
Mardi C. Dier	75,050
John T. Curnutte, M.D., Ph.D.	75,000

Recent Executive Compensation Actions

In January of 2015, our Compensation Committee (and the independent members of our Board, in the case of our Chief Executive Officer) approved salary increases and equity awards to our named executive officers for 2015. The salary increase for our Chief Executive Officer was made to ensure better alignment with market data, and the salary increases for the other named executive officers were generally consistent with the level of merit increases provided to other company officers. In determining the size and type of equity vehicles to award, our Compensation Committee considered developing market practice, as well as the additional retentive value provided by restricted stock units. The actions of our Compensation Committee and Board with respect to setting elements of our 2015 executive compensation are summarized below:

Name	2015 Base Salary ($)	Number of Shares Subject to Stock Option	Number of Shares Subject to Restricted Stock Unit Award	Number of Shares Subject to Performance Stock Unit Award
William Lis	500,000	130,000	27,500	70,000
Mardi C. Dier	385,641	56,000	12,000	35,000
John T. Curnutte, M.D., Ph.D.	415,946	46,000	10,000	35,000

For 2015, we granted 70% of the value of the total equity awarded to our named executive officers form of stock options, with the remaining value awarded in restricted stock units. Our Compensation Committee determined to make this change away from awarding 100% of the equity value in the form of stock options based on its assessment of the market practice survey data of our peer group provided by Radford, which showed a trend toward granting restricted stock units to executive officers and other employees in our peer group. In addition, our Compensation Committee views restricted stock unit awards as being an important retention tool, as they are subject to vesting over an extended period of time subject to continued service with us, and provide a more predictable return in a volatile market than stock options. For 2015, we also initiated the award of performance-based restricted stock units for our named executive officers, under which one-half of the units will be earned upon achievement of increases in the average trading price of our common stock over a 45-day period to each of $50/share and $60/share, respectively, over the next four years, with an additional one-year period of service required thereafter for the earned portion of the award to become vested. In setting these targets, it is the expectation of our Compensation Committee that they will become earned only with extraordinary performance.

Employee Benefits and Perquisites

Broad-Based Employee Benefits. Our named executive officers are eligible to participate in the same employee benefit plans and programs generally available to our other U.S. salaried employees, including medical, dental and vision care coverage, disability insurance, life insurance, an employee stock purchase plan, and a 401(k) plan. Under the 401(k) plan, we made a matching contribution of up to $2,000 per year on behalf of all eligible employees during 2014. For 2015, we will match 50% of the employee contribution up to the first 6% of salary contributed. We offer these benefits because they are consistent with those provided by our peer companies, and we believe that offering them is necessary to attract and retain high quality employees.

Perquisites. We did not provide any perquisites to our named executive officers in 2014.

Severance Benefits

In May of 2014, our Compensation Committee recommended, and our Board approved, a severance policy to apply to all of our executives in the case of a termination without cause (as defined in our 2013 Equity Incentive Plan). Under the policy, and subject to execution and non-revocation of a waiver and release of claims in favor of the Company by the executive, Ms. Dier and Dr. Curnutte would be eligible to receive 12 months of pay, and Mr. Lis would be eligible to receive 15 months of pay. In addition, each named executive officer would be eligible for benefit continuation until the earlier of (i) 15 months after termination of employment for Mr. Lis and

12 months after termination for Ms. Dier and Dr. Curnutte, (ii) such time as the executive officer is eligible for health insurance coverage with a subsequent employer and (iii) such time as the executive officer is no longer eligible for COBRA coverage. In approving this policy, our Compensation Committee and our Board considered market and peer company data and determined that such a policy was consistent with those of our peer companies, and in addition, would enhance the stability and retention of our executive team.

Benefits in the Event of a Change in Control

Before we became a public company, we entered into change in control severance benefits agreements with each of our named executive officers. These agreements provide that, upon an involuntary termination of the executive, or a termination by the executive for good reason that occurs during the period three months before and 12 months following a change in control of the Company (called a “Covered Termination”), each executive will be eligible to receive continued payment of salary and provision of certain benefits for a specified period of time. Our Compensation Committee and our Board consider these agreements to provide valuable benefits to the company, by encouraging focus, stability and retention within our executive team during potentially disruptive corporate transactions.

Subject to the executive’s execution and nonrevocation of a waiver and release of claims in favor of the Company, the following payments and benefits would be made upon a Covered Termination:

•	a cash amount equal to one twelfth of the aggregate amount of such executive officer’s annual base salary and pro-rata bonus multiplied by 18 for Mr. Lis and 15 for Ms. Dier and Dr. Curnutte, which shall be paid over 18 or 15 months immediately following the termination date, respectively; and

•	health insurance premiums under our group health insurance plans as provided under COBRA, until the earlier of (i) 18 months after termination of employment for Mr. Lis and 15 months for Ms. Dier and Dr. Curnutte, (ii) such time as the executive officer is eligible for health insurance coverage with a subsequent employer and (iii) such time as the executive officer is no longer eligible for COBRA coverage.

In addition, in the event of a Covered Termination, all outstanding options will be accelerated in full, and vesting will also accelerate for any stock or stock unit award, which in the case of the performance stock units awarded to the named executive officers during 2015, will include accelerated vesting of those units as to which the performance metrics have been achieved.

For purposes of these agreements, the term “change in control” means the occurrence of any of the following: (i) any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becoming the owner of more than 50% of the combined outstanding voting power of Portola; (ii) the consummation of a merger, consolidation or similar transaction involving us that results in our stockholders immediately prior to such transaction not owning more than 50% of the combined outstanding voting power of the surviving entity or the parent of such surviving entity; (iii) approval by our stockholders or our Board of a plan of complete dissolution or liquidation of Portola, or a complete dissolution or liquidation of Portola; or (iv) the consummation of a sale, lease, license or other disposition of all or substantially all of our assets, with certain exceptions.

For purposes of these agreements, the term “cause” means any of the following: (i) the executive officer’s willful and material failure to perform duties or follow lawful and reasonable directions following written notice of such failure from our Board; (ii) conviction of a felony or a crime involving moral turpitude or dishonesty; (iii) willful engagement in gross misconduct that is materially and demonstrably injurious to us or (iv) material breach of such executive officer’s confidentiality agreement by the executive officer.

For purposes of these agreements, the term “good reason” means any of the following: subject to certain exceptions, (i) a decrease in the executive officer’s total target compensation of more than 10% which both we and the executive officer acknowledge as a diminution in such person’s base compensation and a material breach by us of such executive officer’s employment agreement with us; (ii) a material diminution of position, duties and responsibilities; (iii) an increase in the executive officer’s round-trip driving distance of more than 50 miles from such person’s principal personal residence to the principal business location or (iv) our failure to obtain a satisfactory agreement from any successor to assume and agree to perform under the material terms of the change in control severance benefits agreement.

Before an executive officer may terminate employment for “good reason,” the executive officer must notify us in writing, we must fail to remedy or cure the alleged “good reason” and the executive officer must then terminate employment, all within prescribed time periods.

Employment Agreements

We entered into agreements with each of the executive officers in connection with his or her employment with us. With the oversight and approval of our Board, each of these employment agreements was negotiated on our behalf by our Chief Executive Officer, with the exception of his own employment agreement. These agreements provided for “at will” employment and set forth the terms and conditions of employment of each named executive officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, initial stock option grant and vesting provisions with respect to the initial stock option grant. These employment agreements were each subject to execution of our standard confidential information and invention assignment agreement.

Other Executive Compensation Policies

Policy Against Speculative Transactions. We maintain an Insider Trading Policy that, among other things, prohibits our officers, including our named executive officers, directors and employees from engaging in, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

Equity Grant Timing. Our long-term equity incentive awards are granted from our 2013 Equity Incentive Plan. We generally grant stock options to newly hired employees shortly after the employee’s start date, and subject to prior approval of the Compensation Committee or our stock award committee, as appropriate. We generally grant merit-based equity grants on an annual basis in the first quarter of each new year, with the grant date occurring during an open window, or at a meeting of our Compensation Committee. We do not time the granting of equity awards to coordinate with the release of material non-public information.

Stock Ownership Guidelines. In 2014, we considered, but did not adopt, stock ownership guidelines for our named executive officers or our directors, and this is consistent with the practice of a majority of our peer group companies. We do expect to consider adopting such guidelines again in the future.

Tax Treatment of Compensation. Section 162(m) of the Code generally limits the deductibility of compensation paid by a public company to its chief executive officer and the three other most highly paid executive officers, other than the chief financial officer, to $1.0 million per executive per year, unless certain requirements are met. Under a transition rule that applies to newly-public companies, we are currently exempt from this limitation and expect to continue to be exempt until our 2017 annual meeting (that is, the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which our initial public offering occurred). As a result, our Compensation Committee did not consider the impact of Code Section 162(m) on compensation granted to our executive officers during 2014, including the named executive officers, but it expects to do so in the future.

Accounting Considerations. The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in determining the size and structure of that program.

Compensation Recovery Policy. As a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipate that we will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Risk Analysis of Our Compensation Plans. Our management assesses and discusses with our Compensation Committee our compensation policies and practices for our employees as they relate to our risk management. Based on this assessment, as well as Radford’s holistic review of all company compensation programs, we do not believe that any risks arise from such policies and practices that are reasonably likely to have a material adverse effect on us in the future.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee hereby recommends that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

John H. Johnson, Chairman

Dennis Fenton, Ph.D.

Nicholas Galakatos, Ph.D.

Hollings C. Renton

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, as amended, and is not to be incorporated by reference into any filing of Portola Pharmaceuticals, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table shows compensation awarded to or paid to, or earned by, our principal executive officer, our principal financial officer and our other most highly compensated executive officer for the fiscal years ended December 31, 2014, 2013 and 2012, as of December 31, 2014. We refer to these executive officers in this proxy statement as our named executive officers.

SUMMARY COMPENSATION TABLE FOR FISCAL 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total($)
William Lis Chief Executive Officer	2014	$450,000	$—		$2,632,812	$267,750	(2)	$2,000	(3)	$3,352,562
	2013	$425,000	$150,000		$613,692	$216,750		$500		$1,405,942
	2012	$405,000	$—		$1,392,329	$121,500		$500		$1,919,329

John T. Curnutte, M.D., Ph.D. Executive Vice President, Research and Development	2014	$401,880	$—		$1,280,918	$153,720	(4)	$26,142	(5)	$1,862,660
	2013	$388,290	$75,000		$—	$158,520		$24,859		$646,669
	2012	$376,980	$—		$332,716	$90,475		$23,986		$824,157

Mardi C. Dier Executive Vice President and Chief Financial Officer	2014	$372,600	$25,500	(6)	$1,281,676	$142,520	(7)	$2,000	(3)	$1,824,296
	2013	$340,491	$75,000		$1,127,535	$147,700		$500		$1,691,226
	2012	$326,795	$—		$357,904	$68,625		$500		$753,824

(1)	These amounts reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	This amount represents a cash bonus of 60% of Mr. Lis’ base salary, based on the achievement of 2014 performance goals.
(3)	Includes the $2,000 Company match contributed to each named executive officer’s 401(k) plan.
(4)	This amount represents a cash bonus of 39% of Dr. Curnutte’s base salary, based on the achievement of 2014 performance goals.
(5)	Includes $24,142 paid to Dr. Curnutte in lieu of his participation in our medical benefits program, and the $2,000 Company match contributed to each named executive officer’s 401(k) plan.
(6)	This amount represents a $25,000 discretionary bonus paid to Ms. Dier in connection with the successful completion of the Company’s public offering in October 2014, and a $500 discretionary bonus in connection with a successful key investor conference.
(7)	This amount represents a cash bonus of 39% of Ms. Dier’s base salary, based on the achievement of 2014 performance goals.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to the named executive officers for the fiscal year ended December 31, 2014:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target($)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
William Lis	3/26/14	$315,000	130,000	$25.08	$2,632,812

John T. Curnutte, M.D., Ph.D.	3/26/14	$180,845	75,000	$25.08	$1,280,918

Mardi C. Dier	3/26/14	$167,670	75,000	$25.08	$1,280,918
	5/30/14		50	$22.16	$758

(1)	The target incentive plan amounts represent the payouts that would have occurred based on the 100% achievement of 2014 performance goals. No minimum threshold amount or maximum amount beyond the target amount was established. Actual cash incentive bonus plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.”
(2)	The options have a four-year vesting period, vesting ratably monthly for four years.
(3)	The valuation assumptions used in determining such amounts are described in Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment agreements

We have entered into agreements with each of our named executive officers in connection with his or her employment with us. With the oversight and approval of our Board, each of these employment agreements was negotiated on our behalf by our Chief Executive Officer, William Lis, with the exception of his own employment agreement. These agreements provided for “at will” employment and set forth the terms and conditions of employment of each named executive officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, initial stock option grant and vesting provisions with respect to the initial stock option grant. These employment agreements were each subject to execution of our standard confidential information and invention assignment agreement.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation consists of cash bonuses paid to our named executive officers in 2015 based on the achievement of performance goals during 2014. Whether a named executive officer earns his or her target bonus, or any portion thereof, is determined by the Board, in its sole discretion, based upon its assessment of performance against the performance goals for the applicable calendar year. These cash bonuses are generally paid within the first quarter of the calendar year based on the prior year’s performance.

Change in Control Severance Benefits Agreements

We have entered into change in control severance benefits agreements with each of Mr. Lis, Dr. Curnutte and Ms. Dier that contain severance provisions providing for continued payment of salary, pro-rata bonus payments, and provision of certain benefits for a specified period of time in connection with their termination of employment under various circumstances, including involuntary termination by us or termination by the employee for good reason.

The actual amounts that would be paid or distributed to an eligible executive officer as a result of a termination of employment occurring in the future may be different than those described below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the executive officer’s base salary and the market price of our common stock. Although we have entered into a written agreement to provide severance payments and benefits in connection with a termination of employment under particular circumstances, we may mutually agree with the executive officers to provide payments and benefits on terms that vary from those currently contemplated. In addition to the amounts presented below, each executive officer is eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Severance Payments

To receive any of the severance benefits under these agreements, the executive officer would be required to execute a release of claims against us and comply with further cooperation, confidentiality and noncompetition provisions.

In the event of either (i) a termination for reasons other than “cause” and other than as a result of death or disability, provided such termination of employment also constitutes a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), which termination we refer to as a Covered Termination, or (ii) a termination without “cause” by us or an executive officer’s resignation for “good reason” at any time during the period that is within three months prior to or 12 months following a “change in control” of Portola, which termination we refer to as a Covered Termination Following a Change in Control, such executive officer is eligible to receive the following payments and benefits:

•	a cash amount equal to the product of such executive officer’s annual base salary and the number of months in the applicable severance period under the agreement (such periods ranging from 12 to 18 months, or the Applicable Severance Period), such executive officer’s annual pro-rata bonus multiplied by the number of months in the Applicable Severance Period, each of which shall be paid over the Applicable Severance Period following the termination date; and

•	health insurance premiums under our group health insurance plans as provided under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, until the earlier of (i) the end of the Applicable Severance Period, (ii) such time as the executive officer is eligible for health insurance coverage with a subsequent employer and (iii) such time as the executive officer is no longer eligible for COBRA coverage.

Acceleration of Equity Awards

In addition, in the event of a Covered Termination or a Covered Termination Following a Change in Control, the vesting and exercisability of all outstanding options to purchase our common stock held by an eligible executive officer will be accelerated in full, and any repurchase rights held by us with respect to our common stock issued or issuable pursuant to any other stock award granted to such executive officer will lapse.

For purposes of these agreements, the term “change in control” means the occurrence of any of the following: (i) any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, becoming the owner of more than 50% of the combined outstanding voting power of Portola; (ii) the consummation of a merger, consolidation or similar transaction involving us that results in our stockholders immediately prior to such transaction not owning more than 50% of the combined outstanding voting power of the surviving entity or the parent of such surviving entity; (iii) approval by our stockholders or our Board of a plan of complete dissolution or liquidation of Portola, or a complete dissolution or liquidation of Portola; or (iv) the consummation of a sale, lease, license or other disposition of all or substantially all of our assets, with certain exceptions.

For purposes of these agreements, the term “cause” means any of the following: (i) the executive officer’s willful and material failure to perform duties or follow lawful and reasonable directions following written notice of such failure from our Board; (ii) conviction of a felony or a crime involving moral turpitude or dishonesty; (iii) willful engagement in gross misconduct that is materially and demonstrably injurious to us or (iv) material breach of such executive officer’s confidentiality agreement by the executive officer.

For purposes of these agreements, the term “good reason” means any of the following: subject to certain exceptions, (i) a decrease in the executive officer’s total target compensation of more than 10% which both we and the executive officer acknowledge as a diminution in such person’s base compensation and a material breach by us of such executive officer’s employment agreement with us; (ii) a material diminution of position, duties and responsibilities; (iii) an increase in the executive officer’s round-trip driving distance of more than 50 miles from such person’s principal personal residence to the principal business location or (iv) our failure to obtain a satisfactory agreement from any successor to assume and agree to perform under the material terms of the change in control severance benefits agreement.

Before an executive officer may terminate employment for “good reason,” the executive officer must notify us in writing, we must fail to remedy or cure the alleged “good reason” and the executive officer must then terminate employment, all within prescribed time periods.

Estimated Change of Control and Severance Benefits

The following charts present the approximate amount of the benefits to which each of our named executive officers would have been entitled had his employment terminated under the circumstances described in the preceding paragraphs on December 31, 2014.

The amounts in the following table assume that the named executive officers terminated employment effective December 31, 2014 pursuant to the indicated events; the closing price of our common stock on that date was $28.32. These amounts are in addition to benefits generally available to our employees upon termination of employment, such as distributions from our 401(k) plan and payout of accrued vacation.

Name	Event	Cash Severance ($)	Maximum COBRA Subsidy ($)(1)	Value of Equity Acceleration ($)(2)	Total ($)(3)
William Lis	Voluntary/For Cause Termination	0	0	0	0
	Not for Cause Termination	562,500	18,000	0	580,500
	CIC Termination	1,147,500	21,600	324,677	1,493,777

Mardi C. Dier	Voluntary/For Cause Termination	0	0	0	0
	Not for Cause Termination	372,000	14,400	0	386,400
	CIC Termination	675,338	18,000	529,661	1,222,999

John T. Curnutte, M.D., Ph.D.	Voluntary/For Cause Termination	0	0	0	0
	Not for Cause Termination	401,879	14,400	0	416,279
	CIC Termination	728,406	18,000	187,314	933,720

(1)	COBRA rate is estimated to be $1,200/month for each named executive officer. Continuing coverage is available to Mr. Lis for up to 15 months under a Not for Cause Termination, and for up to 18 months under a CIC Termination; and for the other named executive officers, for up to 12 months under a Not for Cause Termination, and up to 15 months under a CIC Termination.
(2)	Pursuant to our executive severance benefits agreements, the vesting and exercisability of all outstanding options to purchase our common stock held by an eligible executive officer will be accelerated in full in the event of a Covered Termination or a Covered Termination following a Change in Control. The dollar amounts in this column represents the difference in the closing price of our common stock on December 31, 2014 ($28.32) with respect to the outstanding unvested and unexercisable option shares as of December 31, 2014, minus the exercise price of the outstanding unvested and unexercisable option shares.
(3)	Total does not include amounts earned or benefits accrued due to continued service by the named executive officer through December 31, 2014, such as vested stock options. Total also does not include amounts the named executive officer was eligible to receive under our annual bonus plan with respect to fiscal 2014 performance.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table shows certain information regarding outstanding equity awards for the named executive officers at December 31, 2014.

	Option Awards
		Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	Exercisable		Unexercisable(1)
William Lis	12/23/2008	6,524		—	$4.10	12/23/2018
	02/25/2009	19,607		—	$5.10	02/25/2019
	02/25/2009	15,462		—	$5.10	02/25/2019
	06/09/2009	1,956		—	$5.10	06/09/2019
	02/24/2010	11,111		—	$9.00	02/24/2020
	02/24/2010	28,888		—	$9.00	02/24/2020
	07/14/2010	211,820		—	$9.00	07/14/2020
	03/23/2011	11,764	(2)	—	$8.50	03/23/2021
	03/23/2011	107,070	(2)	—	$8.50	03/23/2021
	03/08/2012	14,285	(3)	—	$7.00	03/08/2022
	03/08/2012	160,014	(4)	—	$7.00	03/08/2022
	02/27/2013	10,204	(5)	—	$9.80	02/27/2023
	02/27/2013	89,796	(5)	—	$9.80	02/27/2023
	3/26/2014	29,791	(6)	100,209	$25.08	3/26/2024

John T. Curnutte, M.D., Ph.D.	03/23/2011	11,764	(7)	—	$8.50	03/23/2021
	03/23/2011	161,918	(8)	—	$8.50	03/23/2021
	03/08/2012	14,285	(3)	—	$7.00	03/08/2022
	03/08/2012	15,714	(3)	—	$7.00	03/08/2022
	12/13/2012	24,148	(9)	—	$9.50	12/13/2022
	3/26/2014	17,187	(6)	57,813	$25.08	3/26/2024

Mardi C. Dier	09/06/2006	15,152		—	$3.30	09/06/2016
	09/20/2007	10,000		—	$5.00	09/20/2017
	09/20/2007	2,238		—	$5.00	09/20/2017
	12/23/2008	12,195		—	$4.10	12/23/2018
	12/23/2008	3,454		—	$4.10	12/23/2018
	02/25/2009	2,934		—	$5.10	02/25/2019
	06/09/2009	978		—	$5.10	06/09/2019
	02/24/2010	5,000		—	$9.00	02/24/2020
	03/23/2011	4,300	(2)	—	$8.50	03/23/2021
	03/08/2012	14,285	(3)	—	$7.00	03/08/2022
	03/08/2012	5,714	(3)	—	$7.00	03/08/2022
	12/13/2012	38,470	(9)	—	$9.50	12/13/2022
	11/06/2013	20,312	(10)	54,688	$22.06	11/06/2023
	3/26/2014	17,187	(6)	57,813	$25.08	3/26/2024
	5/30/2014	50		—	$22.16	5/30/2024

(1)

The options listed are fully vested or are subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such options, with the exception of (i) Mr. Lis’s grant dated March 26, 2014, granted under Portola’s 2013 Equity Incentive Plan pursuant to which none are early exercisable and 100,209 options are not exercisable, (ii) Dr. Curnutte’s grant dated March 26, 2014, granted under Portola’s 2013 Equity Incentive Plan pursuant to which none are early exercisable and 57,813 options are not exercisable, and (iii) Ms. Dier’s grants dated November 6, 2013, and March 26, 2014, granted under Portola’s 2013 Equity Incentive Plan pursuant to which none are early exercisable and 73,438 and 57,813 options are not exercisable, respectively. Vesting of all options is subject to continued service on the applicable vesting date.
(2)	94% of the shares subject to these options were vested as of December 31, 2014 and the remainder vest in approximately equal increments on a monthly basis thereafter through March 23, 2015.
(3)	69% of the shares subject to these options were vested as of December 31, 2014 and the remainder vest in approximately equal increments on a monthly basis thereafter through March 8, 2016.
(4)	63% of the shares subject to these options were vested as of December 31, 2014 and the remainder vest in approximately equal increments on a monthly basis thereafter through March 8, 2016.
(5)	48% of the shares subject to these options were vested as of December 31, 2014 and the remainder vest in approximately equal increments on a monthly basis thereafter through January 1, 2017.
(6)	23% of the shares subject to these options were vested as of December 31, 2014 and the remainder vest in approximately equal increments on a monthly basis thereafter through March 26, 2018.
(7)	96% of the shares subject to these options were vested as of December 31, 2014 and the remainder vest in approximately equal increments on a monthly basis thereafter through March 23, 2015.
(8)	95% of the shares subject to these options were vested as of December 31, 2014 and the remainder vest in approximately equal increments on a monthly basis thereafter through February 14, 2015.
(9)	50% of the shares subject to these options were vested as of December 31, 2014 and the remainder vest in approximately equal increments on a monthly basis thereafter through December 12, 2016.
(10)	28% of the shares subject to these options were vested as of December 31, 2014 and the remainder vest in approximately equal increments on a monthly basis thereafter through November 6, 2017.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2015 by: (i) each director and nominee for director; (ii) each named executive officer; (iii) all of our executive officers and directors as a group; and (iv) all stockholders known us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Maxwell (Mauritius) Pte Ltd(2)	5,833,568	11.9%
Entities affiliated with FMR LLC	5,769,330	11.8%
Entities affiliated with Wellington Management Company, LLP(3)	5,399,028	11.0%
William Lis(4)	697,251	1.4%
John T. Curnutte, M.D., Ph.D.(5)	214,141	*
Mardi C. Dier(6)	162,577	*
Hollings C. Renton(7)	55,780	*
Jeffrey W. Bird, M.D., Ph.D.(8)	1,198,459	2.4%
Laura Brege	1,666	*
Dennis Fenton, Ph.D.	1,111	*
Nicholas G. Galakatos, Ph.D.(9)	1,243,510	2.5%
Charles J. Homcy, M.D.(10)	821,396	1.6%
John H. Johnson	7,222	*
H. Ward Wolff(11)	51,720	*
All executive officers and directors as a group (11 persons)(12)	4,414,833	8.7%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC, which information may not be accurate as of

February 28, 2015. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 48,952,668 shares outstanding on February 28, 2015, adjusted as required by rules promulgated by the SEC.
(2)	Maxwell (Mauritius) Pte Ltd is a wholly owned subsidiary of Cairnhill Investments (Mauritius) Pte Ltd, which is a wholly owned subsidiary of Fullerton Management Pte Ltd, which is a wholly owned subsidiary of Temasek Holdings (Private) Limited. Each of these entities, through the ownership described above, may be deemed to beneficially own and share voting and dispositive power over the shares held by Maxwell (Mauritius) Pte Ltd. The address for Maxwell (Mauritius) Pte Ltd is Les Cascades, Edith Cavell Street, Port Louis, Mauritius.
(3)	Wellington Management Company, LLP has shared dispositive power for 5,399,028 shares and shared voting power for 4,839,261 shares. The shares are owned by various individual investors for which Wellington Management Company, LLP serves as investment adviser with power to direct investments and/or power to vote the shares, and Wellington Management Company, LLP disclaims beneficial ownership of such shares. The address for Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.
(4)	Represents 697,251 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2015.
(5)	Represents 214,141 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2015.
(6)	Represents 162,577 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2015.
(7)	Represents 2,826 shares held directly by The Renton Family Community Property Trust, over which Mr. Renton shares voting and dispositive power and 52,954 shares issuable pursuant to stock options held directly by Mr. Renton exercisable within 60 days of February 28, 2015.
(8)	Represents 1,102,824 shares held by Sutter Hill Ventures, 36,599 shares held by Jeffrey W. Bird and Christina R. Bird as Trustees of Jeffrey W. and Christina R. Bird Trust, 36,602 shares held by NestEgg Holdings, LP and 22,434 shares issuable pursuant to stock options held directly by Dr. Bird exercisable within 60 days of February 28, 2015. Dr. Bird is a trustee of the Jeffrey W. and Christina R. Bird Trust, which is a general partner of NestEgg Holdings, LP, and a managing director of Sutter Hill Ventures. Dr. Bird may be deemed to share voting and investment powers for the shares identified in this footnote, and disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest in such shares.
(9)	Represents 1,016,120 shares held by MPM BioVentures III-QP, L.P., 30,686 shares held by MPM BioVentures III GmbH & Co. Beteiligungs KG, 68,320 shares held by MPM BioVentures III, L.P., 85,874 shares held by MPM BioVentures III Parallel Fund, L.P., 19,672 shares held by MPM Asset Management Investors 2003 BVIII LLC, 404 shares held by AAG Peakham LLC, and 22,434 shares issuable pursuant to stock options held directly by Dr. Galakatos exercisable within 60 days of February 28, 2015. Dr. Galakatos is a Series A Member of MPM BioVentures III LLC, which is the general partner of MPM BioVentures III GP, L.P., which is the general partner of each of MPM BioVentures III-QP, L.P., MPM BioVentures III, L.P. and MPM BioVentures III Parallel Fund, L.P., and a manager of MPM Asset Management Investors 2003 BVIII LLC and shares voting and dispositive power over the shares held by MPM BioVentures III-QP, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III, L.P., MPM BioVentures III Parallel Fund, L.P. and MPM Asset Management Investors 2003 BVIII LLC. Dr. Galakatos is a manager of AAG Peakham Trust LLC, an affiliate of AAG Peakham LLC. Dr. Galakatos disclaims beneficial ownership of the shares identified in this footnote except to the extent of his respective proportionate pecuniary interest in such shares.

(10)	Represents 143,471 shares held directly by Dr. Homcy, 657,925 shares issuable pursuant to stock options held directly by Dr. Homcy exercisable within 60 days of February 28, 2015 and 20,000 shares held by The Charles J. Homcy 2009 Grantor Retained Annuity Trust, for which Dr. Homcy holds voting or dispositive power.
(11)	Represents 1,766 shares held directly by Mr. Wolff and 49,954 shares issuable pursuant to stock options held directly by Mr. Wolff exercisable within 60 days of February 28, 2015.
(12)	Represents 141,836 shares held by our current directors and executive officers, 1,889,669 shares issuable pursuant to stock options exercisable within 60 days of February 28, 2015 and 2,419,927 shares held by entities affiliated with certain of our directors.

Option Exercises in 2014

The following table shows certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers for the fiscal year ended December 31, 2014:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
William Lis	150,000	$3,092,053
John T. Curnutte	40,000	$797,400
Mardi C. Dier	34,824	$786,297

(1)	The value realized on exercise is equal to the difference between the average trading price of Portola’s common stock on the day of exercise and the option’s exercise price, multiplied by the number of shares for which the option was exercised.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2014.

Plan Category(1)	(a) Number of securities to be issued upon exercise of outstanding stock options, warrants and rights		(b) Weighted-average exercise price of outstanding stock options, warrants and rights	(c) Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,249,168	(2)	$14.77	5,163,117	(3)(4)

(1)	All of our equity compensation plans have been approved by our stockholders. The equity compensation plans are described in Note 12 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	As of December 31, 2014, there were 4,249,168 shares of common stock subject to outstanding stock options under the 2013 Plan.
(3)	Includes 3,373,540 and 1,789,577 shares of common stock available for issuance under the 2013 Plan and the 2013 Employee Stock Purchase Plan, or 2013 ESPP, respectively, as of December 31, 2014.
(4)	The reserve for shares available under the 2013 Plan and the 2013 ESPP automatically increase on January 1st each year, by an amount equal to 5 percent and 2 percent, respectively, of the total number of outstanding shares of our common stock on December 31st of the preceding fiscal year, or by such lesser amount as approved by our Board. For 2015, the Board did not authorize an increase to the number of shares available under our 2013 ESPP. Shares subject to stock awards granted under our 2013 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2013 Plan. Additionally, shares issued pursuant to stock awards under our 2013 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award, become available for future grant under our 2013 Plan.

Pension Benefits

We do not maintain any pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related-Person Transactions Policy and Procedures

Our Board adopted a policy, effective upon the closing of our IPO, that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described below. However, all of the transactions described below were entered into after presentation, consideration and approval by our Board, except as noted below.

Certain Related-Person Transactions

Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2014, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this prospectus.

Investor Rights Agreement

We are party to an investor rights agreement that provides holders of our common stock issued upon conversion of convertible preferred stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Agreements with Global Blood Therapeutics, Inc. and MyoKardia, Inc.

Charles Homcy, a member of our Board and our former President and Chief Executive Officer, is also a co-founder and member of the board of directors of Global Blood Therapeutics, Inc., or Global Blood, and the interim Chief Executive Officer and a member of the board of directors of MyoKardia, Inc., or MyoKardia. We entered into Master Services Agreements with Global Blood on November 2, 2012, and with MyoKardia on November 13, 2012 (as amended in November 2013), respectively, which provide that we provide certain consulting, preclinical, laboratory and clinical research related services to Global Blood and MyoKardia, respectively. As each of these agreements were deemed not material to our business or operations, they were not formally approved or ratified by our Board or Audit Committee.

Indemnification Agreements

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Portola stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Investor Relations, Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080 or contact Investor Relations at (650) 246-7000. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Mardi C. Dier

Executive Vice President and Chief Financial Officer

April 30, 2015

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Secretary, Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080.

ANNUAL MEETING OF STOCKHOLDERS OF PORTOLA PHARMACEUTICALS, INC. June 16, 2015 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18320 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20230403000000000000 6 061615 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, “ONE YEAR” FOR PROPOSAL 3 AND “FOR” PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Class II directors to hold office until the 2018 Annual 2. Advisory vote on compensation of named executive officers. FOR AGAINST ABSTAIN Meeting of Stockholders: 1. Election of Class II directors to hold office until the 2018 Annual Meeting of Stockholders: NOMINEES: FOR ALL NOMINEES Charles Homcy, . M.D. Dennis Fenton, Ph D. FOR WITHHOLD ALL NOMINEES AUTHORITY FOR (See ALL instructions EXCEPT below) 2. Advisory vote on compensation of named executive officers. FOR AGAINST ABSTAIN One Two Three Year Years Years ABSTAIN 3. Frequency of advisory vote on compensation of executive officers. FOR AGAINST ABSTAIN 4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. 5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposal 2, “One Year” for Proposal 3, and “FOR” Proposal 4. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or name appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PORTOLA PHARMACEUTICALS, INC. proxy for annual meeting of stockholders on June 16, 2015 solicited on Behalf of the Board of directors The undersigned hereby appoints William Lis, Mardi C. Dier and Michael Ouimette as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Portola Pharmaceuticals, Inc. held of record by the undersigned at the close of business on April 20, 2015 at the Annual Meeting of Stockholders to be held June 16, 2015 at 10:00 a.m. Pacific Time at 270 East Grand Avenue, South San Francisco, California 94080, and at any adjournment or postponement thereof. (continued and to be signed on the reverse side.) 1.1 14475